Exhibit j2

EXECUTION COPY

CUSTODIAL AGREEMENT

among

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,

FRANKFURT AM MAIN,

as Agent,

TAXI MEDALLION LOAN TRUST III,

as Borrower,

MEDALLION FUNDING CORP.,

as Servicer,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Custodian

Dated as of December 12, 2008

i

ii

CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT is made as of as of December 12, 2008 (as amended or otherwise modified from time to time, this “Agreement”) among DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, having an address at 609 Fifth Avenue, New York, New York 10017 (the “Agent”), TAXI MEDALLION LOAN TRUST III, having an address at 437 Madison Avenue, New York, New York 10022 (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota 55479, as custodian (in such capacity, the “Custodian”), and MEDALLION FUNDING CORP., having an address at 437 Madison Avenue, New York, New York 10022, as servicer (in such capacity, the “Servicer”).

BACKGROUND

A. The Borrower is the owner of certain Medallion Loans and may acquire additional Medallion Loans in the future.

B. Pursuant to the Loan Agreement, the Lenders have agreed to provide financing for the Medallion Loans from time to time.

C. The Borrower has granted to the Agent, for the benefit of the Secured Parties, a first priority security interest in the Medallion Loans and any other Medallion Collateral and in the documents listed in Section 2 for the purposes of securing the due and punctual payment of all amounts due from the Borrower to the Secured Parties according to the terms and provisions of the Loan Agreement and the other Loan Documents.

D. The Borrower intends to deliver to the Custodian certain documents specified in this Agreement, and the Agent desires the Custodian to take possession of such documents as the custodian for, and bailee of, the Borrower for purposes of perfecting the ownership interest of the Borrower and as custodian for, and bailee (for purposes of Section 9-313 of the Uniform Commercial Code) of, the Agent and the other Secured Parties in accordance with the terms and conditions of this Agreement in order to perfect the Agent’s security interest in the Collateral.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the meanings provided to such terms in the Loan Agreement. As used in this Agreement and its schedules and exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affected Medallion Loan” means a Medallion Loan as to which a Specified Event has occurred or that is to be released pursuant to Section 8.02(b) of the Purchase Agreement.

“Affected Medallion Loan File” has the provided for in Section 7.

“Affidavit of Judgment by Confession” means an affidavit of judgment by confession with respect to the guarantee of the related Medallion Loan executed by each guarantor.

“Agreement” has the meaning provided for in the preamble.

“Approval Letter” means a letter from a Taxi Commission confirming and approving the owner of a Medallion issued by such Taxi Commission.

“Authorized Representative” has the meaning provided for in Section 17.

“Custodial Fee” has the meaning provided for in Section 8.

“Custodial Identification Certificate” means the certificate executed by the Borrower in connection with the pledge of Eligible Medallion Loans to the Agent to be held by the Custodian pursuant to this Custodial Agreement, a form of which is attached as Exhibit 5.

“Custodian’s Delivery Address” means Wells Fargo Bank, National Association, ABS Custody Vault, 1055 10th Avenue SE, MAC N9401-011, Minneapolis, Minnesota 55414.

“Custodian’s Medallion Loan Files” means, with respect to a Medallion Loan, all documents delivered to the Custodian pursuant to Section 2.

“Custodial Delivery Failure” has the meaning provided for in Section 14 hereof.

“Exception” means, with respect to any Medallion Loan, any of the following: (i) the variances from the requirements of Section 2 hereof with respect to the Custodian’s Medallion Loan Files (giving effect to the Borrower’s right to deliver certified copies or other acceptable certification in lieu of original documents in certain circumstances), (ii) any Medallion Loan with respect to which the Custodian receives written notice or has actual knowledge of a Lien or security interest, other than a security interest created under the Loan Agreement or Permitted Junior Participation Interests, in favor of a Person other than the Agent with respect to such Medallion Loan, (iii) the failure of one or more of the Required Documents to be fully executed or to correspond substantively to the information on the related Medallion Loan Schedule (it being agreed that a difference of $1.00 or less between any dollar amount contained in any Required Document and the corresponding dollar amount contained in the related Custodial Identification Certificate shall not constitute an Exception), including any variance between the the term of the Medallion Loan indicated in the Medallion Loan Schedule and the original term of the Medallion Loan specified in the Required Documents, (iv) one or more Required Documents contained therein are mutilated, damaged, torn or otherwise physically altered (except to the extent such physical alteration is inconsequential) or (v) the related Medallion Loan Schedule fails to list one or more Required Documents delivered to the Custodian pursuant to Section 2 and which the Custodian has not examined.

“Funding Date Documentation” means, with respect to any Medallion Loan, the following documents:

(i) the original Medallion Note bearing all intervening endorsements, endorsed “Pay to the order of                     without recourse” and signed in the name of the last

endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Medallion Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Medallion Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”);

(ii) the original of the guarantee executed in connection with the Medallion Note (in each case, with respect to any Medallion Loan delivered to the Custodian after the date of this Agreement, to the extent any such item is specified in the applicable Medallion Loan Schedule);

(iii) an executed Medallion Security Agreement;

(iv) the originals of all intervening assignments of the Medallion Security Agreement, showing an unbroken chain of title from the originator thereof to the Last Endorsee or copies thereof together with an Officer’s Certificate of the Borrower certifying that such represent true and correct copies of the originals;

(v) UCC-1 financing statements with evidence of filing thereof, referencing the Medallion number financed, with recording information thereon from the appropriate governmental recording offices if necessary to perfect the security interest of the Medallion Loan under the Uniform Commercial Code in the jurisdiction applicable to perfect a security interest against the Obligor (or an unfiled copy thereof, together with an Officer’s Certificate of the Borrower or a letter of counsel in the jurisdiction where such UCC filing office is located, certifying that such represents a true and correct copy of the original and that such original has been submitted for filing in the appropriate UCC filing office of the jurisdiction applicable to perfect a security interest against the Obligor), accompanied by UCC amendment financing statements for recordation of the change in the secured party thereunder;

(vi) All UCC-3 financing statements with evidence of filing thereof, amending the UCC-1 financing statements described in paragraph (v) above, referencing the Medallion number financed, with recording information thereon from the appropriate governmental recording offices (or an unfiled copy thereof, together with an Officer’s Certificate of the Borrower or a letter of counsel in the jurisdiction where such UCC filing office is located, certifying that such represents a true and correct copy of the original and that such original has been submitted for filing in the appropriate UCC filing office of the jurisdiction applicable to perfect a security interest against the Obligor) (in each case, with respect to any Medallion Loan delivered to the Custodian after the date of this Agreement, to the extent any such item is specified in the applicable Medallion Loan Schedule);

(vii) In the case of a Cambridge Medallion Loan, an Approval Letter from the Taxi Commission for the City of Cambridge, Massachusetts approving the Borrower’s grant of security interest to the Agent in the Cambridge Medallion Loans pursuant to this Agreement.

(viii) In the case of a Boston Medallion Loan with respect to which the Obligor is a transferee of a Medallion (which information shall be specified in the applicable Medallion Loan Schedule), an Approval Letter from the Taxi Commission for the City of Boston, Massachusetts approving the Borrower’s grant of security interest to the Agent in the Cambridge Medallion Loans pursuant to this Agreement.

(ix) In the case of a Newark Medallion Loan, an Approval Letter from the Newark Taxi Commission approving the Borrower’s grant of security interest to the Agent in the Newark Medallion Loans pursuant to this Agreement.

(x) an executed Affidavit of Judgment by Confession (in each case, with respect to any Medallion Loan delivered to the Custodian after the date of this Agreement, to the extent any such item is specified in the applicable Medallion Loan Schedule);

(xi) any other Approval Letter from the respective Taxi Commission referencing the specific Medallion Loan (in each case, with respect to any Medallion Loan delivered to the Custodian after the date of this Agreement, to the extent any such item is specified in the applicable Medallion Loan Schedule); and

(xii) an original power of attorney (in each case, with respect to any Medallion Loan delivered to the Custodian after the date of this Agreement, to the extent any such item is specified in the applicable Medallion Loan Schedule);

provided, however, that with respect to any Medallion Loan delivered to the Custodian after the date hereof and items (ix) through (xii), any failure by the Borrower or the Servicer to indicate that the Medallion Loan File includes such an item where in fact such an item exists or should exist in accordance with the Underwriting Guidelines or the Credit and Collection Policies shall not alter the requirement to deliver such item and such item will constitute part of the Medallion Loan File for such Medallion Loan for all purposes under this Agreement and the Loan Documents regardless of the failure to note such item as applicable.

“Loan Agreement” means the Loan and Security Agreement dated as of the date hereof among the Borrower, the Lender and the Agent pursuant to which the Lender has agreed to provide funding to the Borrower to finance the purchase of Medallion Loans. The Agent agrees to furnish to the Custodian a copy of any agreement which is intended to serve as the “Loan Agreement” for purposes of this Agreement, including any supplements or amendments thereto.

“Medallion Loan Schedule” means the schedule of Eligible Medallion Loans to be delivered to the Custodian in connection with a Funding Date pursuant to Section 2, attached to a Custodial Identification Certificate, in hard copy and in electronic format acceptable to the Custodian, setting forth a detailed listing, as to each Eligible Medallion Loan, of the applicable information specified on Exhibit 1 to this Custodial Agreement.

“Medallion Loan Schedule and Exception Report” means a list of Eligible Medallion Loans relating to the Trust Receipt delivered by the Custodian to the Agent on each Business Day, reflecting the Medallion Loans held by the Custodian for the benefit of the Agent and the Secured Parties, indicating any Exceptions with respect to each Medallion Loan listed thereon. Each Medallion Loan Schedule and Exception Report shall set forth (a) the Medallion Loans being pledged to the Agent on any applicable Funding Date as well as the Medallion Loans previously pledged to the Agent and held by the Custodian hereunder, (b) any Medallion Loan that has been released to the Borrower pursuant to Section 7 hereof and the date such Medallion

Loan was released, (c) all Exceptions with respect thereto, with any updates thereto from the time last delivered, and (d) the account number, the Obligor name, the original principal balance and interest rate of each Medallion Loan pledged to the Agent on any applicable Funding Date based on the Custodian’s physical review of the Funding Date Documentation.

“Medallion Security Agreement” means a security agreement between a Seller and an Obligor under a Medallion Note pursuant to which the Obligor grants such Seller a security interest in the underlying Medallion and any other Medallion Collateral.

“Officer’s Certificate” means a certificate signed by an Authorized Representative of the Person delivering such certificate and delivered as required by this Custodial Agreement.

“Request for Release and Receipt of Document” means a written request from the Servicer for the release by the Custodian of Medallion Loan Documents, substantially in the form of Exhibit 3.

“Required Documents” means, with respect to a Medallion Loan, each instrument, agreement, document, certificate or other writing, now or hereafter executed or delivered in respect of such Medallion Loan which is required to be included in the Custodian’s Medallion Loan File pursuant to Section 2.

“Servicing Agreement” means the Servicing Agreement, dated as of the date hereof, among the Borrower, the Agent and the Servicer for the servicing of Medallion Loans, as the same may be amended, modified or supplemented from time to time with the prior written consent of the Agent.

“Specified Event” means, with respect to any Medallion Loan, the occurrence of any of the following:

(i) the repayment in full of all obligations of the Obligor under such Medallion Loan;

(ii) the foreclosure upon such Medallion Loan or the sale of the Medallion or other related Medallion Collateral in connection with a foreclosure upon such Medallion Loan; or

(iii) the collection of insurance proceeds in respect of the related Medallion or other Medallion Collateral.

“Trust Receipt” means the Trust Receipt in the form annexed hereto as Exhibit 6 relating to the Medallion Loan and Medallion Loan Schedule and Exception Reports delivered from time to time pursuant to this Agreement.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the Uniform Commercial Code in the State of New York, as in effect on the date hereof and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article” ,“Section”, “Schedule” or “Exhibit” means articles and sections of, and schedules and exhibits to, this Agreement. Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. Any reference to any law, rule or regulation shall be deemed to be a reference to such law, rule or regulation as the same may be amended or re-enacted from time to time. Any reference to any Person shall include its successors and permitted assigns. The terms “include” or “including” mean “include without limitation” or “including without limitation”.

(c) Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”

Section 2. Delivery of Custodian’s Medallion Loan Files. (a) The Borrower hereby certifies that it shall deliver (or cause to be delivered) to the Custodian’s Delivery Address and release to the Custodian as custodian for, and bailee (for purposes of Section 9-313 of the Uniform Commercial Code) of, the Agent and the Secured Parties, the documents described in this Section 2.

(b) No later than 3:00 P.M. New York time, three Business Days prior to any Funding Date for a Medallion Loan, the Borrower shall deliver (or cause to be delivered) to the Custodian (i) the Custodial Identification Certificate (in Excel format, in a form acceptable to the Custodian) together with the Medallion Loan Schedule for such Medallion Loan, and (ii) the Funding Date Documentation for such Medallion Loan. The Custodian shall not be required to review any item that has been delivered by the Borrower or the Servicer but is not listed on the Medallion Loan Schedule until such time as the Borrower shall update the Medallion Loan Schedule to reflect such Funding Date Documentation and such items will not be considered delivered pursuant to this Section 2 until the Custodian has received an updated Medallion Loan Schedule. Each Medallion Loan Schedule and Exception Report delivered by the Custodian pursuant to Section 3 will identity any such items and the related Medallion Loan.

(c) From time to time, the Borrower shall forward to the Custodian for inclusion in the appropriate Custodian’s Medallion Loan File (i) any additional original Required Documents evidencing any assumption, consolidation, extension, modification or waiver of a Medallion Loan approved by the Borrower and any original documents returned from the applicable recording or filing offices and will update the Custodial Identification Certificate and Medallion Loan Schedule with respect to the related Medallion Loan. Subject to the inclusion of these documents within the Custodial Identification Certificate and the Medallion Loan Schedule delivered by the Borrower, the Custodian shall hold such additional documents.

(d) Any Required Documents delivered hereunder to the Custodian later than 3:00 P.M., New York time on any day, shall be deemed to have been delivered on the next Business Day.

Section 3. Medallion Loan Schedule and Exception Report; Trust Receipt. (a) If the Custodian has received (in computer readable form) a Custodial Identification Certificate and has received the Funding Date Documentation for a Medallion Loan identified on the Medallion Loan Schedule attached thereto by the time and date set forth in Section 2 above, then the Custodian will deliver to the Agent and the Borrower, via electronic transmission acceptable to the Agent, no later than 5:00 p.m., New York City time, one Business Day prior to such Funding Date, a Medallion Loan Schedule and Exception Report for each Medallion Loan pledged on such Funding Date, with Exceptions identified by the Custodian as current as of the date and time of delivery of such Medallion Loan Schedule and Exception Report.

(b) Not later than 10:00 A.M. (New York City time) on the related Funding Date, the Agent shall notify the Custodian, the Borrower and the Servicer as to each Exception, that either (i) the Servicer may attempt to cure the Exception noted in such Medallion Loan Schedule and Exception Report, and if at any time the Servicer shall have decided not to attempt to cure such Exception (or to discontinue any such attempt), the Servicer shall promptly instruct the Custodian to return the applicable Medallion Loan File to the Borrower or (ii) the Agent waives such Exception noted in such Medallion Loan Schedule and Exception Report (it being understood by the parties hereto that each Medallion Loan (x) related to any Medallion Loan File as to which an unwaived or uncured Exception exists, shall not be deemed an Eligible Medallion Loan under the Loan Agreement, the Purchase Agreement or any Approved Purchase Agreement and (y) in respect of which all such Exceptions have been waived shall not fail to constitute an Eligible Medallion Loan as a result of such Exception).

(c) Notwithstanding and in addition to the foregoing, on each Business Day, the Custodian shall deliver to the Borrower and the Agent, via electronic transmission acceptable to the Agent (or via facsimile in the event of a delivery failure via such electronic transmission), a superseding Medallion Loan Schedule and Exception Report, no later than 5:00 p.m., New York City time, which shall supersede and replace any and all previously delivered Medallion Loan Schedule and Exception Reports and which shall reflect the Exceptions identified by the Custodian as of the time immediately prior to the time of delivery of the report on the date of such report. In addition, on each Business Day, the Custodian shall deliver to the Borrower and the Agent, via electronic transmission acceptable to the Agent (or via facsimile in the event of a delivery failure via such electronic transmission), a cumulative Medallion Loan Schedule and Exception Report, at the end of each Business Day, but in any event no later than 5:00 p.m., New York City time, which shall supersede and replace any and all previously delivered Medallion Loan Schedule and Exception Reports and which shall reflect the Exceptions identified by the Custodian as of the time immediately prior to the time of delivery of the report on such Business Day.

(d) Each Medallion Loan Schedule and Exception Report shall list all Exceptions. Each Medallion Loan Schedule and Exception Report shall be superseded by a subsequently issued Medallion Loan Schedule and Exception Report. The delivery of each Medallion Loan Schedule and Exception Report to the Agent shall be the Custodian’s representation that, other than the Exceptions listed as part of the Exception Report: (i) all documents required to be delivered in respect of such Medallion Loan pursuant to Section 2 of this Custodial Agreement have been delivered and are in the possession of the Custodian as part of the Custodian’s Medallion Loan File for such Medallion Loan; (ii) all such documents have been reviewed by the Custodian and appear on their face to be regular and to relate to such Medallion Loan and to satisfy the requirements set forth in Section 2 of this Custodial Agreement; (iii) the Required Documents are fully executed and correspond substantively to the information on the related Medallion Loan Schedule (it being agreed that a difference of $1.00 or less between any dollar amount contained in any Required Document and the corresponding dollar amount contained in the related Custodial Identification Certificate shall not constitute an Exception); (iv) none of the Required Documents are mutilated, damaged, torn or otherwise physically altered (except to the extent such physical alteration is inconsequential); and (v) each Medallion Loan identified on such Medallion Loan Schedule and Exception Report is being held by the Custodian as the bailee (for purposes of Section 9-313 of the Uniform Commercial Code) for the Agent and/or its designees pursuant to this Custodial Agreement.

(e) In connection with a Medallion Loan Schedule and Exception Report delivered hereunder by the Custodian, the Custodian shall make no representations as to and shall not be responsible to verify (A) the validity, legality, enforceability, due authorization, recordability, sufficiency, or genuineness of any of the documents contained in each Custodian’s Medallion Loan File or (B) the collectability, insurability, effectiveness or suitability of any such Medallion Loan or (C) whether such Medallion Loan is an “Eligible Medallion Loan” pursuant to the Loan Agreement. The Borrower and the Agent hereby give the Custodian notice that from and after the Funding Date, the Agent shall have a security interest in each Medallion Loan identified on a Medallion Loan Schedule and Exception Report until such time that the Custodian receives written notice from the Agent that the Agent no longer has a security interest in such Medallion Loan.

(f) If the Servicer shall not have either instructed the Custodian to return the applicable Medallion Loan File or obtained a waiver in respect thereof pursuant to the preceding paragraph, then the Custodian shall notify the Agent, the Borrower and the Servicer of such failure through its delivery of subsequent exception reports delivered upon the request of the Agent or the Servicer and shall retain the deficient Medallion Loan File or, at the direction of the Borrower or the Servicer, return such Medallion Loan File to the Borrower.

(g) In addition to the foregoing, the Custodian shall deliver to the Agent the Trust Receipt no later than 5:00 p.m., New York City time, one Business Day prior to the Funding Date. All Medallion Loan Schedule and Exception Reports delivered by the Custodian hereunder shall be deemed to be covered by the Trust Receipt.

Section 4. Borrower Remains Liable. Notwithstanding any term or provision of this Agreement, (a) the Borrower shall remain liable under each other Loan Document to which it is a party to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (b) the exercise by the Custodian or the Agent of their respective rights under this Agreement shall not release the Borrower from any of its duties in respect of the Collateral under any other Loan Document to which the Borrower is a party.

Section 5. Servicer Remains Liable. Notwithstanding any term or provision of this Agreement, (a) the Servicer shall remain liable under each other Loan Document to which it is a party to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (b) the exercise by the Custodian or the Agent of their respective rights under this Agreement shall not release the Servicer from any of its duties in respect of the Collateral under any other Loan Document to which the Servicer is a party.

Section 6. Obligations of the Custodian. (a) The Custodian shall use reasonable care and due diligence in the performance of its duties hereunder. The Custodian shall maintain continuous custody of all items constituting the Custodian’s Medallion Loan Files in secure fire-resistant facilities in accordance with customary standards for such custody. The Custodian’s

Medallion Loan Files pledged to the Agent shall be segregated from all other files held by the Custodian. The Custodian makes no representations as to and shall not be responsible to verify (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any document in each Custodian’s Medallion Loan File or of any of the Medallion Loans or (ii) the collectibility, insurability, effectiveness or suitability of any Medallion Loan.

(b) With respect to the documents constituting each Custodian’s Medallion Loan File relating to a Medallion Loan listed on the related Medallion Loan Schedule and Exception Report, the Custodian shall (i) act as the bailee of, and custodian for, the Borrower to perfect the ownership interest of the Borrower in the documents constituting such Custodian’s Medallion Loan File, (ii) act as the bailee (for purposes of Section 9-313 of the Uniform Commercial Code) of, and custodian for, the Agent and the Secured Parties to perfect the security interest of the Agent, for the benefit of the Secured Parties, in the documents constituting such Custodian’s Medallion Loan Files, (iii) hold all documents constituting such Custodian’s Medallion Loan File received by it for the exclusive use and benefit of the Agent and the Secured Parties, and (iv) make disposition thereof only in accordance with the terms of this Custodial Agreement or with written instructions furnished by the Agent; provided, however, that in the event of a conflict between the terms of this Custodial Agreement and the written instructions of the Agent, the Agent’s written instructions shall control.

(c) The Agent, upon the release of any or all of the Medallion Loans from the Lien of the Loan Agreement or termination of the Loan Agreement as to any or all of the Medallion Loans, shall notify the Custodian in writing in the form of Exhibit 2 with respect to such release, and the Custodian shall then deliver the Custodian’s Medallion Loan Files relating to the Medallion Loans to the Borrower or the Borrower’s designee.

(d) In the event that (i) the Agent, the Borrower, the Servicer or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Custodian’s Medallion Loan File or a document included within a Custodian’s Medallion Loan File or (ii) a third party shall institute any court proceeding by which any Custodian’s Medallion Loan File or a document included within a Custodian’s Medallion Loan File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party or parties receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall continue to hold and maintain all the Custodian’s Medallion Loan Files that are the subject of such proceedings pending a final order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Custodian’s Medallion Loan File or a document included within such Custodian’s Medallion Loan File as directed by such determination or, if no such determination is made, in accordance with the provisions of this Agreement. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(e) The Custodian hereby represents and warrants to each other party to this Agreement that this Agreement has been duly authorized, executed and delivered by the Custodian, constitutes the legal, valid and binding obligation of the Custodian, and is enforceable against the Custodian in accordance with its terms.

Section 7. Release of Custodian’s Medallion Loan File. (a) The Custodian is hereby authorized, upon the request and at the expense of the Servicer and the satisfaction of the applicable conditions set forth in clause (b) below, to release to the Servicer, the Custodian’s Medallion Loan File or other Medallion Loan Documents for an Affected Medallion Loan identified in such request (the “Affected Medallion Loan File”). Each such release by the Custodian shall be made by the close of business on the second Business Day following such request and the satisfaction of the conditions set forth in clause (b) below. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Agent and the Secured Parties in accordance with the Loan Agreement. The Servicer shall return promptly to the Custodian each document previously requested from the Custodian’s Medallion Loan File when the Servicer’s need therefor in connection with the Specified Event no longer exists, unless the Medallion Loan shall have been liquidated or such Medallion Loan (and the related Advances) shall have been paid in full in accordance with the Loan Documents, in which case, upon receipt of a certification to this effect from the Servicer to the Custodian, with acknowledgment thereon by the Agent, the Servicer’s prior receipt shall be returned by the Custodian to the Servicer.

(b) The Custodian shall not release to the Servicer any Affected Medallion Loan File unless each of the following conditions to such release have been satisfied:

(i) the Custodian shall have received a Request for Release and Receipt of Documents (which request for Release and Receipt of Documents shall have been acknowledged by the Agent) from the Servicer,

(ii) a Responsible Officer of the Servicer shall have certified in such Request for Release and Receipt of Documents that (x) after giving effect to the release of such Affected Medallion Loan File (A) no Borrowing Base Deficiency shall exist, (B) no Default has occurred or is continuing, and (y) the Medallion Loan to which such Affected Medallion Loan File relates satisfies the requirements of the definition of “Affected Medallion Loan” and

(iii) with respect to any Affected Medallion Loan as to which an event described in clause (i) or (ii) of the definition of “Specified Event” has occurred, a Responsible Officer of the Servicer shall have certified in such Request for Release and Receipt of Documents that the full amount owing by the Borrower under the Loan Documents with respect to such Affected Medallion Loan has been deposited into the Collection Account;

provided, however that any of the conditions specified in this Section may be waived in a written notice from the Agent to the Custodian.

Section 8. Fees and Expenses of the Custodian. The Custodian shall charge such fees for its services (the “Custodial Fee”) under this Custodial Agreement as are set forth on the Custodial Fee Schedule set forth on Exhibit 7 hereto, the payment of which fees, together with the Custodian’s expenses in connection herewith, shall be solely the obligation of the Borrower and shall be paid in accordance with Section 2.05(b) of the Loan Agreement. In the event that the Custodian resigns or is removed from its capacity as Custodian, the Borrower shall be responsible for paying the fees of any successor Custodian. The parties hereto shall not agree to any amendment, modification or waiver of any provision to the Loan Agreement which would adversely affect the ability of the Custodian to collect its fees and expenses hereunder without the prior written consent of the Custodian.

Section 9. Examination of Custodian’s Medallion Loan Files. Upon at least one day’s written notice to the Custodian (provided, however, that upon and during the occurrence of an Event of Default under the Loan Documents, no such notice requirement shall apply; provided, further, that pursuant to this Section, Agent shall give notice to the Custodian if an Event of Default has occurred), the Agent and its authorized representatives will be permitted during normal business hours to examine the Custodian’s Medallion Loan Files, documents, records and other papers in the possession, or under the control, of the Custodian relating to any or all of the Medallion Loans. At the expense of the Borrower, the Agent may hire third party contractors (including independent public accountants) to review the Medallion Loan Files.

Section 10. Insurance of the Custodian. The Custodian shall, at its own expense, maintain at all times during the term of this Agreement and keep in full force and effect such insurance in such amounts, with standard coverage and subject to deductibles, as are customary for similar insurance typically maintained by banks that act as custodian in similar transactions.

Section 11. Periodic Statements. Within three Business Days after the written request of the Agent, the Custodian shall provide to the Agent and the Borrower, in a manner acceptable to the Custodian and the Agent a list of all the Medallion Loans for which the Custodian holds a Custodian’s Medallion Loan File pursuant to this Agreement.

Section 12. Copies of Medallion Loan Documents. Within two Business Days after the written request of, and at the expense of, the Borrower, the Custodian shall provide the Agent with copies of the Medallion Loan Documents then in the Custodian’s possession. In addition, the Custodian shall provide to the Agent and the Borrower such information, as each may from time to time reasonably request, concerning the Medallion Loan Documents which are in the possession of the Custodian.

Section 13. Resignation by and Removal of the Custodian; Successor Custodian. (a) The Custodian may at any time resign and terminate its obligations under this Agreement upon at least 90 days’ prior written notice to the Borrower, the Servicer and the Agent. Promptly after receipt of notice of the Custodian’s resignation, the Agent shall appoint, by written instrument, a successor Custodian. If the Agent fails to appoint a successor Custodian within 90 days pursuant to the terms hereof, the Custodian may petition a court of competent jurisdiction to appoint a successor Custodian. One original counterpart of such instrument of appointment shall be delivered to the Agent, the Borrower, the Custodian and the successor Custodian.

(b) The Agent may, with or without cause, upon at least thirty days prior written notice to the Custodian, remove and discharge the Custodian (or any successor Custodian thereafter appointed) from the performance of its obligations under this Agreement. A copy of such notice shall be delivered to the Borrower and the Servicer. Promptly after the giving of notice of removal of the Custodian, the Agent shall appoint, by written instrument, a successor Custodian. One original counterpart of such instrument of appointment shall be delivered to each of the Borrower, and to each of the Custodian and the successor Custodian.

(c) No resignation or removal of the Custodian and no appointment of a successor Custodian under this Section 13 shall become effective until the acceptance of a successor Custodian hereunder.

(d) In the event of the appointment of a successor Custodian, the Custodian shall, upon the surrender of any outstanding Trust Receipts, at the expense of the Borrower promptly transfer to the successor Custodian, as directed in writing by the Agent, all of the Medallion Loan Documents being administered pursuant to this Agreement and, to the extent (if any) and in the manner directed by the Agent, the Custodian shall complete the endorsements on the Medallion Loans at the expense of the Borrower. Upon such transfer of such Medallion Loan Documents to such successor Custodian, such successor Custodian shall hold such Medallion Loan Documents as bailee (for purposes of Section 9-313 of the Uniform Commercial Code) of the Agent and the Secured Parties.

Section 14. Indemnity.

In the event that the Custodian fails to produce any document that was in its possession pursuant to Section 2 within two Business Days after required or requested by the Agent or, pursuant to Sections 6(c) or 7, the Servicer (a “Custodial Delivery Failure”), and if (i) Custodian previously delivered to the Agent a Medallion Loan Schedule and Exception Report which did not list such document as an Exception on the related Funding Date; (ii) such document is not outstanding pursuant to a request for release of documents and receipt in the form annexed hereto as Exhibit 2 or Exhibit 3; and (iii) such document was held by the Custodian on behalf of the Agent, then the Custodian shall with respect to any missing document related to such Medallion Loan including but not limited to, a missing Medallion Loan or Medallion Note, indemnity the Agent and the Borrower in accordance with the succeeding paragraph of this Section 14.

The Custodian agrees to indemnify and hold the Agent, each other Secured Party and the Borrower, and their designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of such Custodial Delivery Failure. The foregoing indemnification shall survive any termination or assignment of this Agreement.

The Borrower agrees to indemnify and hold harmless the Custodian and its officers, directors, agents and employees against any and all claims, losses, liabilities, damages or expenses (including, but not limited to, attorneys’ fees, court costs and costs of investigation) of any kind or nature whatsoever arising out of or in connection with this Agreement that may be imposed upon, incurred by or asserted against the Custodian, except in each case to the extent arising from the Custodian’s willful misfeasance, bad faith or gross negligence. The provisions of this Section 14 shall survive the resignation or removal of the Custodian and the termination of this Agreement.

Section 15. Limitation of Liability. (a) In connection with the Custodian’s timely performance of its obligations and duties hereunder, the Custodian shall not be liable to the Borrower, the Agent, or any other Person with respect to any action taken or not taken by it in the performance of its obligations under this Agreement, other than for any liability arising out of the Custodian’s failure to perform such obligations in accordance with the standard of care set forth in Section 6(a). The obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No representation, warranty, covenant, agreement, obligation or duty of the Custodian shall be implied with respect to this Agreement or the Custodian’s services hereunder.

(b) The Custodian shall be under no duty or obligation to inspect, review or examine the Custodian’s Medallion Loan Files to determine that the contents thereof are genuine, enforceable or appropriate for the represented purposes or that they have been actually recorded or that they are other than what they purport to be on their face.

(c) The Custodian may rely, and shall be protected in acting or refraining from acting, in each case, in accordance with the terms of this Agreement, upon and need not verify the accuracy of any written instruction, notice, order, request, direction, certificate, opinion or other instrument or document reasonably believed by the Custodian to be genuine and to have been signed and presented by the proper party or parties, which, with respect to the Borrower, the Servicer and the Agent, shall mean signature and presentation by persons the Custodian believes in good faith to be Authorized Representatives whether such presentation is by personal delivery, express delivery or facsimile.

(d) Except for the preservation of the Medallion Loan Documents pursuant to the terms of this Agreement, the provisions of this Agreement shall not require the Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not reasonably assured to it.

(e) The Custodian shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, adequacy or perfection of any lien upon, or security interest in, any Medallion Loans or Custodian’s Medallion Loan Files purported to be granted at any time to the Agent.

(f) If the Custodian shall at any time receive conflicting instructions from the Agent, the Servicer and the Borrower with respect to the Custodian’s Medallion Loan Files and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Custodian shall be entitled to rely on the instruction of the Agent.

(g) The Custodian shall have no obligation to monitor or verify whether a Specified Event has occurred or is continuing.

Section 16. Term of Agreement. This Agreement shall be terminated upon (a) the final payment or other liquidation (or advance with respect thereto) of the last Medallion Loan in the Custodian’s Medallion Loan Files, or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Medallion Loan in the Custodian’s Medallion Loan Files and the payment in full of all Secured Obligations as certified in writing to the Custodian by the Agent.

If either of the circumstances described in clause (a) or clause (b) of this Section 16 shall occur, the Borrower and the Agent shall send notice of such occurrence to the Custodian, and the Custodian shall promptly deliver all documents remaining in the Custodian’s Medallion Loan Files to, or at the direction of, the Borrower.

Section 17. Authorized Representatives. The names of the officers of the Borrower, the Servicer and of the Agent who are authorized to give and receive notices, requests and instructions and to deliver certificates and documents in connection with this Agreement on behalf of the Borrower, the Servicer and on behalf of the Agent (“Authorized Representatives”) are set forth on Exhibit 4, along with the specimen signature of each such officer. From time to time, the Borrower, the Servicer, the Agent may, by delivering to the Custodian a revised exhibit, change the information previously given, but the Custodian shall be entitled to rely conclusively on the last exhibit until receipt of a superseding exhibit.

Section 18. Merger or Consolidation of the Custodian. Any corporation, banking association or trust company into which the Custodian may be merged or converted or consolidated with, or any corporation, banking association or trust company resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation, banking association or trust company succeeding to all or substantially all the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 19. Certain Remedies; Instructions of Agent.

(a) The Custodian may, in its discretion (with the consent of the Agent), and shall, at the direction of the Agent, perform the Custodian’s duties and protect and enforce the Custodian’s rights and the rights of the Agent and the Secured Parties under this Agreement by such appropriate actions and proceedings as the Custodian (with the consent of the Agent) or the Agent shall deem most effective to protect and enforce any such rights, whether by bringing suit for the specific enforcement of any covenant or agreement in this Agreement or by the exercise of any power granted herein or therein, or by any other proper remedy or legal or equitable right vested in the Custodian under this Agreement or by applicable law.

(b) Without limitation to any provision of Section 19(a) hereof, the Custodian hereby agrees to follow the instructions of the Agent (given in good faith) with respect to the furtherance and manner of performance of the Custodian’s duties, the exercise of the Custodian’s powers and the enforcement of the Custodian’s rights (in any capacity) and the rights of the Agent and the Secured Parties under this Agreement.

Section 20. Notices. All demands, notices and communications relating to this Agreement shall be in writing and shall be deemed to have been duly given, by United States mail, facsimile transmission (followed by mail or overnight courier delivery) or by overnight courier, or, if by other means, when received by the other party or parties at the address shown below, or such other address as may hereafter be furnished to the other party or parties by like notice. Any such demand, notice and communication shall be effective, upon receipt, or in the case of (x) notice by mail, five days after being deposited in the United States mails, first-class postage prepaid, (y) notice by facsimile copy, when verbal communication of receipt is obtained or (z) in the case of personal delivery or overnight mail, when delivered.

The Borrower:

Taxi Medallion Loan Trust III

c/o Medallion Financial Corp.

437 Madison Avenue

New York, New York 10022

Attention: President

Telephone No.: (212) 328-2100

Facsimile No.: (212) 328-2121

The Servicer:

Medallion Funding Corp.

437 Madison Avenue

New York, New York 10022

Attention: President

Facsimile No.: (212) 328-2100

Telephone No.: (212) 328-2121

The Agent:

DZ Bank AG Deutsche Zentral-Genossenschaftsbank,

New York Branch

609 Fifth Avenue

New York, NY 10017

Attention: Asset Securitization Group

Facsimile No.: (212) 745-1651

Telephone No.: (212) 745-1656

The Custodian:

Wells Fargo Bank, National Association

Sixth and Marquette Avenue

MAC N9311-161

Minneapolis, Minnesota 55479

Attention: Corporate Trust Services/Asset-Backed

Administration

Facsimile No.: (612) 667-3539

Telephone No.: (612) 667-8058

with a copy to:

Wells Fargo Bank, National Association

1055 10th Avenue SE

MAC N9401-011

Minneapolis, Minnesota 55414

Attention: ABS Custody Vault

Facsimile No.: 612-667-1080

Telephone No.: 612-667-8058

Section 21. Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the parties hereto, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower, the Custodian or the Servicer shall be effective without the written concurrence of the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 22. No Waivers; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 23. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Servicer, the Custodian and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express written consent of the other parties hereto, except that this Agreement and the Agent’s rights and obligations hereunder and interest herein shall be assignable in whole or in part by the Agent and its successors and assigns.

Section 24. Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original and together shall constitute and be one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Loan Documents executed as of the date hereof to which the Agent is a party.

Section 25. Transmission of Custodian’s Medallion Loan Files. Written instructions as to the method of shipment and shipper(s) the Custodian is directed to utilize in connection with transmission of Custodian’s Medallion Loan Files and Medallion Loan Documents in the performance of the Custodian’s duties hereunder shall be delivered by the

Borrower to the Custodian prior to any shipment of any Custodian’s Medallion Loan Files and Medallion Loan Documents hereunder. The Borrower will arrange for the provision of such services at its sole cost and expense and will maintain such insurance against loss or damage to Custodian’s Medallion Loan Files and Medallion Loan Documents as the Borrower deems appropriate.

Section 26. No Adverse Interest of Custodian. By execution of this Custodial Agreement, the Custodian represents and warrants that it currently holds, and during the existence of this Custodial Agreement shall hold, no adverse interest, by way of security or otherwise, in any Medallion Loan, and hereby waives and releases any such interest which it may have in any Medallion Loan as of the date hereof. The Medallion Loans shall not be subject to any security interest, lien or right to set-off by Custodian or any third party claiming through Custodian, and Custodian shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Medallion Loans.

Section 27. Governing Law; Jury Waiver.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 28. Consent to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, TO THE EXTENT SUCH COURT LACKS JURISDICTION, THE COURTS OF THE STATE OF NEW YORK, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

Section 29. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent, (i) each of the Borrower, the Servicer and the Custodian, to the extent permitted by law, waives any claim may be made by any such party or any other Person against the Borrower, the Lender, the Agent, any Secured Patty or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and (ii) each of the Borrower, the Servicer and the Custodian, to the extent permitted by law, hereby waives, releases, and agrees not to sue upon any claim for any such special, indirect, consequential or punitive damages. The provisions of this Section shall survive the termination of this Agreement.

Section 30. Miscellaneous. Each patty agrees to execute and deliver such instruments and take such actions as the other party shall from time to time reasonably request to carry out the terms of this Agreement.

Section 31. Third Party Beneficiaries. The parties hereto acknowledge and agree that the Lender and the other Secured Parties are entering into the transactions contemplated by the Loan Documents in reliance upon the provisions of this Agreement. The Secured Parties shall be express third party beneficiaries of this Agreement.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:	/s/ Benjamin F. Jordan
Name: Benjamin F. Jordan
Title: Assistant Vice President

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as Agent

By:
Name:
Title:

By:
Name:
Title:

TAXI MEDALLION LOAN TRUST III, as Borrower

By:
Name:
Title:

By:
Name:
Title:

MEDALLION FUNDING CORP., as Servicer

By:
Name:
Title:

By:
Name:
Title:

Custodial Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as Agent

By:	/s/ Sandeep Srinath
Name: Sandeep Srinath
Title: Vice President

By:	/s/ Jayan Krishnan
Name: Jayan Krishnan
Title: Assistant Vice President

TAXI MEDALLION LOAN TRUST III, as Borrower

By:
Name:
Title:

By:
Name:
Title:

MEDALLION FUNDING CORP., as Servicer

By:
Name:
Title:

By:
Name:
Title:

Custodial Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as Agent

By:
Name:
Title:

By:
Name:
Title:

TAXI MEDALLION LOAN TRUST III, as Borrower

By:	/s/ Alvin Murstein
Name: Alvin Murstein
Title: Vice President

By:	/s/ Andrew M. Murstein
Name: Andrew M. Murstein
Title: President

MEDALLION FUNDING CORP., as Servicer

By:	/s/ Brian O’Leary
Name: Brian O’Leary
Title: Chief Operating Officer

By:	/s/ Michael Kowalsky
Name: Michael Kowalsky
Title: President

Custodial Agreement

EXHIBIT 7

FEES AND EXPENSES OF THE CUSTODIAN

WELLS FARGO BANK, N.A.

(attached)

WELLS FARGO BANK, N.A.

Backup Servicer and Custodian Fee Schedule

November 19, 2008

Medallion Financial Group

I. Account Acceptance Fee:	$7,500.00

This fee covers all initial services including the examination, execution and delivery of the governing documents, and establishing the necessasy records and accounts. Acceptance Fee is not contingent upon transaction closing and is payable no later than the closing date.

II. Backup Servicing Fee:	3.50 basis points ($3,500 monthly minimum)

The Backup Servicer will establish preliminary procedures for the transfer of servicing responsibilities should the circumstances warrant. This fee Includes the following: loading the backup servicing electronic data on a regular basis, verifying certain Information and reporting as required by the transaction documents. The fee is paid monthly in advance and will be drawn from the flow of funds on a priority basis and based on the monthly outstanding principal balance of the portfolio. This proposal assumes that transaction documents will allow Wells Fargo the ability to name a Successor Servicer should circumstances warrant. This proposal assumes that the deal documents will contain appropriate Transition Costs for the Backup Servicer should a transfer of servicing be required. Wells Fargo will not assume the responsibility of Servicer Advancing should a transition be required.

III. Custodian Fees:

Monthly Administration Fee:	$750.00

Includes maintaining the custody account on the Collateral Online Tracking System, reporting as necessary on the collateral, making miscellaneous photocopies and sending miscellaneous faxes.

Deposit and Certification of Loan Files:	$4.00

Per file. Includes inventory and review of documents in file and reinstatement of released and rejected files.

Annual Safekeeping Fee:	$2.50

Per file; billed monthly.

Final/Trailing Documents:	$1.00

Per occurrence, Includes filing of documents in the loan file.

Interfiling / File Consolidation Fee:	$1,00

Per file; assumes the receipt of the loan files are in numerical order

Medallion Financial Group – Custody Services

December 8, 2008

III. Counsel Fee:	Actual

Counsel fees will be billed on an actual basis. The legal fees will cover an outside counsel review of both draft and final documentation, as well as an in-house legal enforceability opinion that the governing documents are valid, binding agreements of the Trustee. Should additional opinions be required, notice will be given in advance concerning the billing of additional amounts. Any out-of-pockets will be billed in addition to the above. Counsel Fee is not contingent upon transaction closing and is payable no later than the closing date.

IV. Miscellaneous:

The fees set forth above are subject to the review and acceptance of final transaction structure and documentation and are subject to change should circumstances warrant. Additional out-of-pocket expenses may be billed in addition to the above-mentioned fees. Such fees can include, but are not limited to, travel expenses for Trust Officers attending out-of-town closings and due diligence visits. Additional fees may be charged for services not specifically covered in this proposal including litigation, bankruptcy, transition time, and default administration (bond, servicer or other default) and will be assessed in amounts commensurate with the services rendered. Payment of these costs is not contingent upon the transaction closing.

Acknowledged this 20th day of November, 2008.

By:	/s/ Brian O’Leary
Medallion Financial Group